Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors of
China Biologic Products, Inc.

We consent to the incorporation in the Report of China Biologic Products, Inc. on Form S-1/A (Amendment No. 2) of our report dated March 30, 2009 on our audits of the consolidated financial statements of China Biologic Products, Inc. and Subsidiaries as of December 31, 2008 and 2007 and for the years ended December 31, 2008 and 2007, which our report is incorporated in the Form S-1/A (Amendment No. 2).

We also consent to the reference to our firm under the caption "Experts" in such Prospectus, which is part of this Registration Statement.

/s/ Moore Stephens Wurth Frazer and Torbet, LLP

Brea, California
November 9, 2009